UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: January 9, 2014

PetSmart, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21888	94-3024325
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19601 North 27th Avenue, Phoenix, Arizona 85027

(Address of Principal Executive Offices) (Zip Code)

(623) 580-6100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of President and Chief Operating Officer; Appointment of New President

On January 9, 2014, Joseph D. O’Leary notified PetSmart, Inc. (the “Company”) that he will retire from the Company and resign from his position as President and Chief Operating Officer, effective April 4, 2014.

On January 13, 2014, the Company’s Board of Directors appointed David K. Lenhardt, the Company’s current Chief Executive Officer, to the additional title of President of the Company, effective as of April 7, 2014 (the “Effective Date”). From and after the Effective Date, Mr. Lenhardt will hold dual titles of President and Chief Executive Officer. No additional compensation arrangements have been granted in connection with this appointment beyond those previously disclosed in the Company’s Definitive Proxy Statement filed with the SEC on May 3, 2013, and its Current Report on Form 8-K/A, filed with the SEC on June 19, 2013. As previously disclosed, Mr. Lenhardt is a participant under the Company’s Executive Short-Term Incentive Plan, which is filed as Appendix A to its Definitive Proxy Statement filed with the SEC on May 3, 2013.

Mr. Lenhardt, age 44, was appointed Chief Executive Officer, effective June 14, 2013. Prior to that, he was the Company’s President and Chief Operating Officer, a position he held commencing January 30, 2012. He joined the Company as Senior Vice President of Services, Strategic Planning and Business Development in October 2000. He was appointed Senior Vice President, Store Operations and Services in February 2007, and in February 2009 was appointed Senior Vice President, Store Operations and Human Resources. In January 2011, he was appointed Executive Vice President, Store Operations, Human Resources and Information Systems. From 1996 to 2000, he was a manager with Bain & Company, Inc., where he led consulting teams for retail, technology and e-commerce clients. Prior to that, he worked in the corporate finance and Latin American groups of Merrill Lynch & Co., Inc.’s investment banking division.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PetSmart, Inc.

	By:	/s/ J. Dale Brunk
Dated: January 14, 2014		J. Dale Brunk
Vice President, Deputy General Counsel, and Assistant Secretary